Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

BESPOKE EXTRACTS, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B PREFERRED STOCK

Bespoke Extracts, Inc. (the “Company”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to one (1) share of Series B Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of “Series B Preferred Stock” and the number of shares initially constituting such series shall be up to one (1) share.

SECTION 2. STATED VALUE. The Stated Value of the Series B Preferred Stock will be $24,000 per share.

SECTION 3. DIVIDENDS. The Series B Preferred Stock will not be entitled to any dividends.

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Series B Preferred Stock will not entitle the holder thereof (the “Holder”) to any payment.

SECTION 5. VOTING. The Series B Preferred Stock will entitle the Holder to 51% of the total voting power of the Company’s stockholders on any matter that may be brought to a vote of the Company’s stockholders.

SECTION 6. NO CONVERSION RIGHTS. The Series B Preferred Stock will have no conversion rights.

SECTION 7. REDEMPTION.

The Company may, in its sole discretion, at any time while the Series B Preferred Stock is outstanding, redeem any outstanding Series B Preferred Stock at a price equal to the Stated Value. The Company may exercise such redemption right at any time by providing written notice of such redemption and payment of the redemption price to the Holder. Upon payment of the redemption price by the Company in accordance herewith, the Series B Preferred Stock will revert to the status of authorized but unissued preferred stock.

SECTION 8. NOTICES. Any notice required hereby to be given to the Holder shall be deemed given if deposited in the United States mail, postage prepaid, or provided by fax or e-mail, to the Holder of record at his, her or its address appearing on the books of the Company.

SECTION 9. NO TRANSFER. The Holder may not sell, assign, or otherwise transfer the Series B Preferred Stock or any interest or rights therein.

SECTION 10. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 3rd day of October, 2019.

/s/ Niquana Noel
Name: Niquana Noel
Title: Chief Executive Officer